                                                                       EXHIBIT 3
                           Transworld Healthcare, Inc.
                               555 Madison Avenue
                            New York, New York 10022


                                                           As of August 14, 1997


Hyperion Partners II L.P.
50 Charles Lindbergh Boulevard
Suite 500
Uniondale, New York 11553-3600

Gentlemen:

            Reference is made to the Stock Purchase Agreement (the "Agreement") dated as of March 26, 1997, by and between Transworld Healthcare, Inc. (the "Company") and Hyperion Partners II L.P. (the "Investor"). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

            The parties have agreed that in view of the events that have taken place since the Agreement was executed, it is appropriate and in the best interests of the Company to amend the Agreement.

            Accordingly, the parties hereto agree as follow:

            1. The first sentence of Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

            "Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), the Investor agrees to purchase and the Company agrees to sell and issue to the Investor the number of shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock") determined by dividing the "Agreed Value" by the "Agreed Price" (as such terms are defined on Exhibit A hereto)."

            2. The word "and" at the end of paragraph (a) of Section 1.1 is hereby deleted.

            3. The clause "(the "Bindley Receivable" and, together with the FoxMeyer Receivable, the "HMI Receivables")." appearing at the end of paragraph
(b) of Section 1.1 is hereby deleted and replaced with the clause "(the "Bindley Receivable"); and".

            4. A new paragraph (c) is hereby added to Section 1.1 to read in its entirety as follows:

                  "(c) $3,000,000 of face amount of subordinated note dated
            March 31, 1995, originally owed by HMI Illinois, Inc. to Caremark, Inc. ("Caremark") and the related Subordinated Continuing Guaranty of HMI dated as of March 31, 1995 with respect thereto, and $132,936 of face amount of accounts receivable originally owed by HMI to Caremark, all of which were assigned to the Investor by Caremark pursuant to a Purchase and Sale Agreement dated December 23, 1996, a copy of which has been provided to the Company, together with any rights of the Investor under such Agreement that are assignable (the "Caremark Receivable" and, together with the FoxMeyer Receivable and the Bindley Receivable, the "HMI Receivables")."

            5. The following sentence is hereby added as the last sentence of
Section 1.2:

            "If at any time or from time to time subsequent to the Closing the Company realizes a further "Net Recovery" (as defined on Exhibit A hereto), then the number of Shares shall be recalculated and the Company shall promptly deliver to the Investor one or more additional certificates representing the number of additional shares of Common Stock resulting from such recalculation."

            6. The date "August 31, 1997" in clause (b) of Section 8.1 is hereby deleted and replaced with "March 31, 1998."

            7. A new Exhibit A is hereby added to the Agreement, in the form attached hereto.

                                      * * *

            Except to the extent amended hereby, the Agreement is and shall remain in full force and effect and nothing herein shall affect, or be deemed to be a waiver of, the other terms and provisions of the Agreement.

            If this letter correctly sets forth our understanding with respect to the foregoing matters, kindly execute and return the enclosed copy of this letter to evidence our binding agreement.

                                    Very truly yours,

                                    TRANSWORLD HEALTHCARE, INC.



                                    By: /s/
                                        ----------------------------------
                                        Name:
                                        Title:

AGREED TO:

HYPERION PARTNERS II L.P.

By:   Hyperion Ventures II L.P.,
      its General Partner

By:   Hyperion Funding II Corp.,
      its General Partner


      By: /s/
          --------------------------
          Name:
          Title:

                                                                       Exhibit A

                               Certain Definitions


            "Agreed Value" shall mean the sum of the following amounts: (i) $4 million, plus (ii) 10% of the first $20 million of Net Recovery, plus (iii) 30% of the next $10 million of Net Recovery, plus (iv) 50% of any amount of Net Recovery in excess of $30 million.

            "Net Recovery" shall mean the amount realized or recovered by the Company on or after September 1, 1997 on or in respect of (i) any indebtedness owed by HMI and/or its subsidiaries to the Company; (ii) any investment made by the Company in HMI and/or its subsidiaries; and (iii) the HMI Receivables (including, without limitation, by reason of any claims against third parties relating to the purchase of any of the foregoing), net of (x) the merger consideration paid by the Company to acquire HMI and (y) all reasonable out-of-pocket costs and expenses incurred by the Company in connection with such realization or recovery. Net Recovery shall not include any tax benefit to the Company from the net loss on its equity and debt investments in HMI.

            "Agreed Price" shall mean the lesser of $7-5/8 and the closing price of the Common Stock of the Company on the last trading day prior to the Closing.